Exhibit 99.1

Digital World Acquisition Corp. Announces Voting Results of Special Meeting to Approve the Extension Amendment

Miami, FL, November 23, 2022 — Digital World Acquisition Corp. (Nasdaq: DWAC) (“Digital World” or the “Company”) announced today that the Company’s stockholders voted in favor of the proposal to amend its amended and restated certificate of incorporation (“Extension Amendment”) to extend the period of time available to complete a business combination, in three-month increments, until September 8, 2023 or such earlier date as determined by the Company’s Board of Directors, at the special meeting of its stockholders that took place November 22, 2022 at 12:00 pm ET. The Extension Amendment was approved by a vote of approximately 98% of the shares of common stock voted, which represented approximately 66% of the outstanding shares of common stock on August 12, 2022, the record date. A Current Report on Form 8-K disclosing the full voting results will be filed with the Securities and Exchange Commission.

About Digital World Acquisition Corp.

Digital World (Nasdaq: DWAC) is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Contact Information

Investor Relations:

Name: Alex Cano

Email: investorrelations@dwacspac.com